Exhibit 10.1

This Separation Agreement (the “Separation Agreement”) is made 22 April 2026

Between

Einar Kilde

(hereinafter referred to as the “Employee” )

and

T1 Energy Norway AS (formerly known as FREYR Battery Norway AS)

(organization number 929 340 019)

(hereinafter referred to as the “Employer” or the “Company”, together with its subsidiaries, affiliates, successors or assigns, the “Group”):

1.	Termination of Employment

1.1	The parties agree that the Employee’s employment with the Company shall terminate on 22 April 2026 (the “Termination Date”).

1.2	In the event of any conflict between earlier written or oral agreements and this Separation Agreement, this Separation Agreement shall prevail.

2.	Severance pay and holiday pay

2.1	The Employee is entitled to severance pay (the “Severance Pay”), equivalent to NOK 5,500,000.

2.2	The Severance Pay shall be paid on the Company’s ordinary paydays in twelve (12) equal instalments following the Termination Date.

2.3	The Severance Pay does not give rise to holiday pay or pension contributions.

2.4	The Employee shall receive accrued, but previously unpaid, holiday allowance until the Termination Date. The holiday allowance shall be paid on the Company’s first ordinary payday following the Termination Date.

2.5	Any accrued holiday shall be considered taken out by the Employee prior to the Termination Date and the Employee is not entitled to any additional compensation in this regard.

3.	Taxes, offset of any claims etc.

3.1	Each party shall be responsible for taxes, duties etc. for which such party is liable to pay as a result of this Separation Agreement. Tax deductions are made from payments under this Separation Agreement and the amount will be reported to the tax authorities pursuant to applicable law.

3.2	The Company is entitled to offset any claim the Company may have against the Employee at the Termination Date (for instance travel advances or advanced salary payments) in the benefits under this Separation Agreement.

4.	Employee Benefits

4.1	The Employee will keep the Employee’s benefits until the Termination Date.

4.2	Membership in insurance and pension schemes will continue until the Termination Date.

4.3	The Employee may be entitled to continue with the insurance schemes privately and is therefore encouraged to contact the insurance provider (Storebrand) directly to receive a private offer.

5.	RSUs and options

5.1	The Employee has been granted 210,000 restricted stock units (the “RSUs”) in accordance with the Group’s 2021 Equity Incentive Plan (as may be amended and/or restated from time to time, the “Plan”) and the Action by Written Consent of the Compensation Committee of the T1 Energy Inc Board of Directors, dated 23 June 2025, which RSUs vest annually in three equal tranches beginning on 23 June 2026. The RSUs shall remain outstanding and eligible to vest following the execution of this Separation Agreement in accordance with the Plan and the terms under which they were granted.

5.2	The Employee has also been granted options (the “Options”) in accordance with the Plan.

5.3	Notwithstanding this Separation Agreement and the termination of employment with the Company, the Employee shall remain subject to the terms and conditions of the Plan. However, the exercise period for the Options subject to the Plan shall be the same as if the Employee had stayed at the Company as an employee and therefore the three month exercise period for “leaver employees” shall not be applicable for the Employee. All Options must be exercised in accordance with the Plan and the terms under which they were granted (save for the exercise period modification set forth above).

5.4	The RSUs and Options set forth in this clause 5 shall not be deemed to confer employee status after the Termination Date.

5.5	Notwithstanding any other provision of this Separation Agreement, the RSUs and Options shall continue to vest in accordance with the terms and conditions of the Plan and the applicable award agreement under which they were granted.

5.6	In the event that vesting of the RSUs or Options in accordance with the Plan is not possible for any reason, the parties shall negotiate in good faith to agree upon an alternative compensation arrangement of equivalent value.

6.	Bonus

6.1	The Employee will be paid a bonus with respect to the Company’s bonus scheme for 2025, in the amount to be determined by the Company in its discretion and communicated to the Employee as soon as practicable following the execution of this Separation Agreement.

7.	Confidentiality about this Separation Agreement, disparagement etc.

7.1	The parties take on a duty to keep confidential the contents of this Separation Agreement. Notwithstanding the foregoing, nothing in this Separation Agreement shall prohibit either party from disclosing the existence or contents of this Separation Agreement to the extent such disclosure is required by applicable law or regulation, or pursuant to any order or request of a court, governmental body or regulatory authority, or where disclosure is made to immediate family, is necessary for financial reasons in relation to authorities, or is for the purposes of receiving any legal advice. Any violations to this duty of confidentiality may imply that all, or part of, payments and benefits under this Separation Agreement are lost, cf. below.

7.2	The Company and the Employee shall refrain from malicious disparagement or otherwise making harmful or unfavourable statements that can damage the reputation of the other party. Hereunder, the Company and the Employee shall not, and the Company shall instruct its respective senior executive officers and directors not to, engage in any conduct or make any statement disparaging in any way the other party’s business or reputation, or any goods or services offered by the other party. Furthermore, the Company and the Employee, shall not, and the Company and the Group shall instruct such above mentioned individuals not to, engage in any other conduct or make any other statement that could reasonably be expected to impair the other party’s goodwill or reputation.

7.3	All payments due to be made by the Company and any other benefits pursuant to this Separation Agreement are conditional on and subject to the Employee complying – and having complied – with all regulations set out in this Separation Agreement and the employment agreement and having performed the Employee’s duties in a satisfactory manner. Consequently, in case of a breach or other violation of the regulations set out in this Separation Agreement, hereunder, but not limited to, the non-disparagement clause (Clause 7.2), the confidentiality clause (Clause 7.1), or the employment agreement, the Company is entitled to full repayment of all payments made pursuant to this Separation Agreement.

7.4	The Employee shall be relieved from any applicable non-compete obligations pursuant to the employment agreement.

8.	Return of equipment/documents, expense claims and confidentiality

8.1	A fundamental asset for the Company is its intellectual property rights. As a consequence, it is of crucial importance to the Company that the Employee does not disclose confidential or secret information, and it will be considered a material breach of this Separation Agreement that can imply that the Company is not obligated to pay any Severance Pay or any other benefits under this Separation Agreement if the Employee does disclose such information. The terms “confidential” and “secret” information (hereinafter “Confidential Information” and “Secret Information”) mean all and any information (regardless of whether such information or data is in oral, written, machine readable or other form) which is not in the public domain including, without limitation, information comprising of or relating to drawings, manuals, notebooks, reports, models, know-how, inventions, formulae, processes, machines, compositions, computer programs, accounting methods, business plans and information systems. Against this background, the Employee commits to the following:

(a)	The Employee’s obligation not to disclose Confidential and/or Secret Information shall continue after the Termination Date. The Employee may however make use of the general competence that the Employee has accrued during work for the Company.

(b)	All equipment and items that belong to the Company and that the Employee has in possession (including, but not limited to, access cards, credit cards, etc.) shall be returned to the Company by such date as determined by the Company.

(c)	Company phone and laptop: The Employee can opt to buy the Company phone and/or Company laptop, by informing the Company by such date as determined by the Company. In such case the cost will be deducted from salary/Severance Pay in accordance with Norwegian taxation laws, and ownership of purchased equipment will be transferred to the Employee.

If the Employee chooses not to buy the Company phone, they can keep it until such date as determined by the Company. During this period normal terms of use, as outlined in Company policies, apply.

If the Employee chooses not to buy the Company laptop, it should be returned to the Company no later than such date as determined by the Company.

8.2	All documents and electronically stored information that belongs to the Company (including Confidential and Secret Information) shall either be delivered to the Company or stored on Company servers no later than such date as determined by the Company.

8.3	By such date as determined by the Company, the Employee shall remove private emails and documents from the Company’s electronic systems. From such date as determined by the Company, the Employee will no longer have access to the Company’s system or email accounts. The Company reserves the right to, in accordance with the data protection legislation, access the Employee’s email box to the extent necessary to safeguard the day-to-day management of business and to safeguard other interests.

8.4	Anne Ekern on behalf of T1 Energy, is responsible for updating the Employee profile in the Company’s HR-system, Visma and Global Shares Gateway with personal email and personal phone number (if relevant), so that a representative from the Company can reach the Employee if needed to uphold the terms in this Separation Agreement. This information needs to be given at a date as determined by the Company. The Company is not liable in the event that the Employee fails to provide updated personal contact details as relevant or provides incorrect or partial contact information.

8.5	The Employee must file any not yet filed expense claims by such date as determined by the Company. Any expenses not filed by this date are forfeited and will not be reimbursed.

9.	Employment Verification Letter

9.1	The Employee will receive the Company’s standard Employment Verification Letter in accordance with law.

10.	Full and final settlement

10.1	By signing this Separation Agreement, the parties agree that the Employee’s employment with the Company and/or any other group company shall be terminated on the terms set forth herein, and that the parties no longer have any further claims toward the other or any other group company except for what is agreed upon in this Separation Agreement. This includes that the Employee – after the signing of the Separation Agreement – will not contest the correctness/validity of the termination of the employment in any jurisdiction.

10.2	The Employee further waives any and all preferential right(s) to employment according to the Working Environment Act or any other applicable law/regulation.

* * *

For T1 Energy Norway AS:

/s/ Evan Calio	/s/ Einar Kilde
Evan Calio	Einar Kilde
Chair